AXA

(the "Company")

RULES OF PROCEDURE
OF THE SUPERVISORY BOARD

.December 18.2008

These Rules of Procedure of the Supervisory Board have been drawn up in accordance with
Article 12.5 of the Company's Bylaws. They may be amended at any time by a simple decision of the Supervisory Board.

Article 1 - Meetings of the Supervisory Board

1.    The Supervisory Board shall meet as often as the Company's interest requires it and at least once each quarter. Notices of meeting shall be served by any means, even verbally.
The notices of meeting may be sent by the Secretary of the Supervisory Board.

A meeting shall be called by the Chairman or, if he is impeded from doing so, by the
Deputy Chairman.

The Chairman must call a meeting of the Supervisory Board on such date that is no later than fifteen days after the Management Board or at least one third of the members of the
Supervisory Board present him with a request to do so, with reasons provided. If the request is not followed up, its authors may themselves call the meeting, giving notice of its agenda. Failing that, the agenda shall be decided by the Chairman, who can do it even at the start of the meeting.

Meetings shall be held in any place as specified in the notice of meeting.

2.    A member of the Supervisory Board may appoint another member of the Supervisory
Board as proxy to represent him/her at a meeting of the Supervisory Board.

At any one meeting, each member of the Supervisory Board may have only one of the proxies received pursuant to the above paragraph.

The provisions of the two preceding paragraphs apply to the permanent representative of an entity.

The proceedings of the Supervisory Board shall be valid only if at least half of its members are present. Decisions shall be taken at a majority vote of the members present or represented. In the event of a split vote, the Chairman of the meeting shall have the deciding vote.

The members of the Supervisory Board may participate in meetings of the Board via videoconference or telecommunications means that enable positive identification and verification of their actual remote attendance. Such means of communications must, at a minimum, transmit the voices of remote attendees and meet the technical requirements for the simultaneous and uninterrupted rebroadcast of board proceedings.

The members of the Supervisory Board who are participating in the meetings of the
Supervisory Board by videoconference or telecommunication means shall be deemed to be present for the calculation of the quorum and for voting purposes, except as concerns:

- auditing and checking of annual accounts, consolidated accounts and management report, set up by the Management Board.

The Supervisory Board can authorise persons who are not members of the Board to participate in meetings of the Supervisory Board, including via videoconference or telecommunications means.

3.    At the registered office, a register of attendance is held that is signed by the members of the Supervisory Board participating in the meeting. The proxies sent in writing shall be attached to the attendance register.

4.    The Supervisory Board meets on a regular basis without the attendance of the
Management Board’s members. The Supervisory Board may also meet with Group’s main executives without the attendance of the Management Board’s members.

Article 2 – Minutes

Minutes shall be made of the proceedings of each meeting of the Supervisory Board, in accordance with the applicable legal provisions.

The minutes record the use of videoconference or telecommunications means and the name of each person who took part in the Supervisory Board meeting via these means. They also record the occurrence of any technical incident in relation to the videoconference or telecommunications means when it disturbed the progress of the meeting.

The Secretary of the Supervisory Board shall be authorised to issue and certify the copies of the minutes.

Article 3 - Exercise of the powers of the Supervisory Board

The Supervisory Board exercises permanent supervision over the Company by the
Management Board. To do so, it exercises the powers specified by the law and the articles of association.

A - Review of annual financial statements

Following the end of the fiscal year, the Supervisory Board reviews and controls the financial statements prepared by the Management Board. The Management Board shall present these financial statements to the Supervisory Board within a 3 month period following the end of the fiscal year.

B – Information provision to the Supervisory Board

At any time of the year, the Supervisory Board shall undertake checks and audits that it deems useful. Each member may receive copies of the documents that he deems useful for performing his assignment.

Members of the Supervisory Board are informed by the Management Board or its Chairman by any means and on a regular basis of the financial situation, cash flows and obligations of the Company, as well as of any significant events or transactions relating to the Company.

At least quaterly, the Management Board shall report to the Supervisory Board on the activities and operations of the Company.

The Management Board shall also present to the Supervisory Board the budgets and strategic plans.

C- Prior authorisation of the Supervisory Board

1.    Pursuant to Article 12-3 a) of the Bylaws, the Management Board must obtain the
Supervisory Board's prior authorisation to perform the following transaction:

•    sale of real estate,

•    sale of some or all equity stakes in any companies, any enterprise or company or consortium existing or yet to be created, whatever its legal form,

•   acquisitions, whatever form they may take, as well as strategic partnership agreements related to an acquisition deal.

As an exception to the foregoing, and pursuant to Article 12.3 c) of the Bylaws, the
Supervisory Board authorises the Management Board to conduct any of the transactions indicated above, provided that the immediate or deferred amount per transaction does not exceed 500 million euros, and provided that the total amount of all transactions of the same type (sale of real estate, sale of equity stakes or acquisitions) completed by the Management Board over the current fiscal year without the prior authorisation of the Supervisory Board does not exceed 2 billion euros. In the event that any one transaction exceeds either of the aforementioned ceilings, the Supervisory Board’s prior authorisation is required.

2.     The Supervisory Board authorises the Management Board to put up sureties, grant bonds or guarantees in favour of third parties upon a collective decision of the
Management Board members:

•  up to maximum aggregate amount of one billion euro per year, and

•  only if the individual amount of the surety, the bond or the guarantee does not exceed the corresponding amount as indicated below:

-   for guarantees or bonds given by the Company in favour of third parties to guarantee obligations of its subsidiaries or sureties put up to guarantee its own obligations: 200 million euros per transaction;

-   for other bonds or guarantees: 100 million euros per transaction.

If (i) a surety put up by the Company to guarantee its own obligations or (ii) a guarantee or a bond granted by the Company exceeds the individual thresholds provided above or if the global ceiling of one billion euros provided above is exceeded, the authorisation of the Supervisory Board will be required.

The authorisations given in this way to the Management Board shall be examined anew each year during the examination of the Company's annual financial statements. On that occasion or at any other time, the Supervisory Board may decide to renew its authorisations for a duration that may not exceed one year as from the date of the renewal. If the authorizations are not renewed, any new surety, guarantee or bond must be authorized by the Supervisory Board.

Notwithstanding the authorization that may be granted by the Supervisory Board, any surety, guarantee or bond has to be approved by the Management Board pursuant to a collective decision of its members.

3.    Pursuant to Article 12-3 b) of the Bylaws and subject to the provisions of these Rules of Procedure, the Management Board must also obtain the Supervisory Board prior authorisation to perform the following acts or transactions:

-      issuance of securities that give direct or indirect access to the Company’s registered capital, with the exception of issuance of securities giving direct or indirect access to the Company’s registered capital that are reserved for its employees and employees of companies enrolled in the AXA Group’s employee stock purchase plans (“Shareplan”), that do not to exceed a nominal amount per issuance of 150 million euros and a global ceiling per 2-year period of the same amount,

-      proposals for share repurchase programs to submit to Shareholders at their annual general meetings,

-      financial operations that may lead to substantially changing the financial structure of the Company,

-      mergers and acquisitions, whatever their form,

-      strategic partnership agreements,

-      setting up any stock option plans or granting any free allotments of shares for employees of the Company, as well as for employees and officers of related parties, as well as the granting of stock options or free allotments of shares to members of the Management Board of the Company,

-      proposals for changing the Bylaws to submit to Shareholders at their annual extraordinary meeting,

-      proposals for income allocation and dividend payment for fiscal year ended to submit to Shareholders at their annual general meeting,

-      date of dividend distribution and possible advances for dividend payment,

-      and, more generally, any significant operation out of the strategy announced by the Company.

4.    Between two meetings of the Supervisory Board and in a case of urgency, the
Chairman of the Supervisory Board may, on the delegation of the Supervisory Board and after a consenting opinion from the Finance Committee, authorise the
Management Board to perform the transaction defined in section 3, above. This authorisation must be in writing. The Chairman shall report to the Supervisory Board at its next meeting.

5.    The Chairman of the Supervisory Board may at any time issue an opinion to the
Management Board on any transaction that it has done, is doing or plans to do on behalf of the Company.

6.    The consents or prior authorisations given to the Management Board pursuant to
Article 12-3 of the Bylaws shall be recorded in the minutes of the proceedings of the
Supervisory Board and of the Management Board.

Article 4 - Creation of Committees – Common provisions

Pursuant to Article 12-4 of the Bylaws, the Supervisory Board may appoint, within its structure, one or more specialised Committees whose composition and powers it shall set, and under whose authority they shall operate. These powers may not be such as to delegate to a
Committee those powers which by law or via the Bylaws are attributed to the Supervisory
Board, or as to reduce or limit the powers of the Management Board. Each Committee reports on its assignments at the following meeting of the Supervisory Board.

The Committees shall be made up of members of the Supervisory Board appointed by it.
These members shall be designated on a personal basis and cannot have themselves represented.

The term of office of the members of the Committee shall coincide with their term as member of the Supervisory Board. The term as a member of the Committee can be renewed at the same time as the incumbent's term as a member of the Supervisory Board.

Within each Committee, the Supervisory Board shall appoint a Chairman for a maximum term that corresponds to that of the member's term of office as a member of the Supervisory
Board.

Each Committee shall define the frequency of its meetings. They will be held at the
Company's registered office or in any other place decided by the Chairman of the Committee.

The Chairman of each Committee shall set each meeting's agenda.

For each meeting of a Committee, the Chairman of this Committee can decide, in his discretion from time to time, to invite members of the Supervisory Board and/or others to attend as he deems appropriate. Only the members of the Committee shall have the right to participate in its deliberations and vote on matters submitted to the Committee and any non members who attend a Committee meeting shall do so only in an advisory capacity.

In the normal course of events, the Secretary of the Supervisory Board under the authority of the Chairman of this Committee will produce the minutes of each meeting of a Committee;
the minutes will then be sent to the members of the Committee. When possible, it is included in the file of the Supervisory Board during the meeting it will be reported.

In his area of expertise, each Committee shall issue proposals, recommendations and opinions, depending on the case. To this end, any studies can be done or ordered that are likely to inform the proceedings of the Supervisory Board.

The members of each Committee shall be compensated according to the procedures set by the
Supervisory Board, by deduction from the total annual value of directors' fees. Out of this total annual amount, the Supervisory Board determines how much should be paid to each
Committee.

Article 5 – Audit Committee

1.    Pursuant to Article 12-4 of the Bylaws and in accordance with applicable laws, a special
Committee called the "Audit Committee" shall be established within the Supervisory
Board.

2.    This Committee's assignments shall be as follows:

2.1  The Committee is in charge of monitoring matters relating to production and control of accounting and financial information.

The Committee shall examine the Company's half-year and annual accounts. It is in charge of monitoring statutory audit of annual and consolidated financial statements by the external Auditors.

The Committee makes a recommendation on the appointment, compensation, and replacement of, and oversees, the external Auditors of the Company and, where legally permissible, of its subsidiaries. It checks their independence. It examines and validates in their presence their audit plan and programme of operation, the results of their audit, their recommendations and any action taken on the recommendations. It examines all fees for audit services, audit related services and any other services. It makes sure that the same principles are followed in all the companies of the AXA
Group.

The Committee shall be informed of the accounting rules that apply within the AXA
Group; any difficulties related to properly applying these rules shall be referred to it.
It examines any proposed change to the accounting benchmark or planned change in the accounting methods, and keeps informed, particularly as regards accounting standards and methods both nationally and internationally.

2.2  The Committee shall examine the programme and the goals of central audit of the
AXA Group and the reports produced, either by the management of audit of AXA
Group, or by consultants that it may have authorised. It makes an assessment on the pertinence and the quality of the methods and procedures used. It explains and, if necessary, directs the work of the authors. It presents to the Supervisory Board the result of these assignments and the consequences to which they led.

2.3  The Committee is in charge of monitoring the effectiveness of the systems of internal control and risk management.

The Management Board, the Auditors or the Central Audit Division of the AXA
Group shall all be entitled to refer matters to the Committee concerning any event that exposes the AXA Group to a significant risk.

2.4  The Committee can request an internal or external audit to be performed on any subject it considers comes within its terms of reference; the Chairman of the
Committee informs the Supervisory Board and the Management Board of such.

2.5   The Committee shall develop a Charter of the Audit Committee. This Charter shall be put up to the Supervisory Board for approval and shall be reconsidered by the
Supervisory Board each year.

3.     The Committee shall be made up of at least three members and at most seven. The members of the Committee shall be chosen by the Supervisory Board from among the members acknowledged as being independent with respect to criteria that are publicly disclosed and expert in financial or accounting matters.

4.     The Committee shall meet at least four times a year at the invitation of its Chairman. It may also meet at the request of at least half of its members, or at the request of the
Chairman of the Supervisory Board or of the Chairman of the Management Board. The
Committee informs the Supervisory Board, with no delay of any difficulty it may have to face.

5.    The Central Audit Division of the AXA Group shall perform secretarial functions for the
Committee, and produces the minutes of each meeting under the authority of the
Chairman of this Committee. The minutes shall be sent to the members of the Committee.

Article 6 - Finance Committee

1.    Pursuant to Article 12-4 of the Bylaws, a special Committee called the "Finance
Committee" shall be established within the Supervisory Board.

2.     This Committee's assignments shall be as follows:

2.1     The Committee shall examine and issue an opinion on any plan to sell real estate or equity stakes, when their value exceeds the delegations of power granted to the
Management Board by the Supervisory Board in the scope of Article 12-3 of the
Bylaws.

2.2     The Committee shall examine and issue an opinion on any plan that intends to set up sureties, grant bonds or guarantees in favour of third parties, when their value exceeds the delegations of power granted to the Management Board by the
Supervisory Board in the scope of Article 12-3 of the Bylaws.

2.3. The Committee shall examine and issue an opinion on any of the following plans presented by the Management Board:

-    to issue securities giving access, whether directly or indirectly, to the
Company's capital,

-    to propose share buy-back schemes to the ordinary general meeting of shareholders,

-    financing operations that might substantially change the Company's financial structure,

-    acquisitions, in any form whatsoever, when their value exceeds 500 million euros each,

-    strategic partnership agreements,

-    to propose distribution of the annual profit and the setting of the dividend for the year elapsed to the ordinary general meeting of shareholders,

-    to set the dates of payment of the dividend and, if any, of interim dividends.

2.4. The Committee shall examine any plan to perform a financial operation of significant size for the AXA Group presented by the Management Board, originating with a company that is directly or indirectly controlled by the Company, as well as the directs given in the management of the assets of the AXA Group and, more generally, any issue involving the financial management of the AXA Group.

3.     The Committee shall be made up of at least three members and at most seven.

4.     The Committee shall meet at least four times a year at the invitation of its Chairman. It may also meet at the request of at least half of its members, or at the request of the
Chairman of the Supervisory Board or of the Chairman of the Management Board.

Article 7 - Compensation Committee

1.     Pursuant to Article 12-4 of the Bylaws, a special Committee called the "Compensation
Committee" shall be established within the Supervisory Board.

2.     This Committee's assignments shall be as follows:

2.1     The Committee shall propose to the Supervisory Board:

-     the compensation of the Chairman of the Supervisory Board,

-     the compensation of each member of the Management Board,

-     the value of the "directors' fees" to be proposed to the annual general meeting,

-     the allocations of the Company's stock options or free allotments of shares to the members of the Management Board.

2.2     The Committee shall formulate an opinion on the proposals of the Management
Board concerning:

-     the principles and procedures concerning the setting of the compensation of the managers of the AXA Group,

-     overall allocation of Company's stock options or free allotments of shares to employees of the AXA Group, and is informed later annually of the list of beneficiaries, the allocation price (for options), and the number of options or free allotments of shares allocated by the Management Board.

2.3     The Management Board shall inform the Committee of the pay of the main managers of the AXA Group.

3. The Committee shall be made up of at least three members and at most six.

4. The Committee shall meet at least once a year at the invitation of its Chairman. It may also meet at the request of at least half of its members, or at the request of the Chairman of the Supervisory Board or of the Chairman of the Management Board.

Article 8 - Selection, Ethics, Governance and Human Resources Committee

1.    Pursuant to Article 12-4 of the Bylaws, a special Committee called the "Selection, Ethics,
Governance and Human Resources Committee" shall be established within the
Supervisory Board..

2.     This Committee's assignments shall be as follows:

2.1     The Committee shall formulate proposals to the Supervisory Board, for the appointment of:

-     Members of the Supervisory Board, its Chairman and its Deputy Chairman,

-     members of the Management Board, its Chairman and the Deputy Chairman
and General Managers,

-     non-voting members,

-     members of a specialised Committee of the Supervisory Board, and of its
Chairman.

2.2     The Committee shall examine the provisions envisaged by the Chairman of the
Management Board so that it can prepare the relief of the members of the
Management Board.

2.3     The members of the Committee shall be kept informed of the appointments of the principal managers of the Group, and in particular of the members of the Executive
Committee. The Chairman of the Management Board may ask the Committee for
an opinion on these appointments.

2.4     The Committee examines in more depth certain Group human resources issues
(Group training and development policy, international mobility…) as well as governance matters (Supervisory Board assessment…).

2.5     The AXA Group Compliance and Ethics Guide is submitted to the Committee for its opinion.

3.     The Committee shall be made up of at least three members and at most six. The
Chairman of the Supervisory Board takes part to the Committee’s works and attends its meetings.

4.     The Committee shall meet at least once a year at the invitation of its Chairman. It may also meet at the request of at least half of its members, or at the request of the Chairman of the Supervisory Board or of the Chairman of the Management Board.

5. Compensation Committee members will be asked to attend this Committee meeting to examine the aforementioned issues, which are related to issues the Compensation
Committee generally handles.

Article 9 - Compensation of the Supervisory Board

1.    The Chairman will receive compensation whose amount and conditions will be set by the
Supervisory Board.

2.    The total value of the directors' fees set by the general meeting of shareholders pursuant to Article 14-1 of the Bylaws shall be distributed by the Supervisory Board among the
Supervisory Board and its various specialised Committees according to the following procedures:

•     Half of the value of the directors' fees will be distributed evenly among the members of the Supervisory Board as a set entitlement, with the Chairman and Vice Chairman each receiving a double fee;

•     A first share of remaining amount shall be distributed among the members of the
Supervisory Board in proportion to their actual attendance at the meetings of the
Board, with the Chairman and Vice Chairman each entitled to a double fee;

•     A second share of the remaining amount shall be allocated by the Supervisory Board to the various advisory Committees and distributed among their members in proportion to the number of Committee meetings attended by each member.
Members of the Audit Committee will receive 1.5 fees (3 fees for the Chairman of the Audit Committee), while the other Committee members will be entitled to a single fee (a double fee for the Chairman) and the members of the Supervisory Board who are not members of one Committee but who attend the meetings of one
Committee will receive 0.5 fee.

3.    Members of the Supervisory Board may claim reimbursement for all travel undertaken
(long and short distances) as well as all expenses incurred in the Company's interest, as per French Commercial Code.

4.    Each member of the Supervisory Board, whether an individual or a permanent representative to whom directors' fees were reserved, shall undertake to own, before the expiration of two years after first being appointed, a number of shares in the Company that corresponds to an amount at least equivalent to the gross director’s fee earned in respect of the previous fiscal year. The shares purchased to satisfy this obligation will be held in registered form.

Subject to compliance with ethical rules to do with financial translations, a member of the
Supervisory Board may sell the shares acquired in this way, as long as s/he regularises her/his situation within four months, so that s/he is in compliance with the commitment specified in the above paragraph.

Moreover, each member of the Supervisory Board shall inform the Company of the number of shares in the Company he or she owns as at December 31 of each fiscal year and at the time of any financial operation, to allow the Company to comply with its disclosure obligations.

5. Any member of the Supervisory Board who has not attended at least half the meetings held in one year, failing extraordinary circumstances, will be deemed to wish to terminate her/his term of office and will be invited to present a letter of resignation to the
Supervisory Board.

Article 10 – Ethics

1.    Notwithstanding applicable laws, the Supervisory Board’s and the Committees’
members, as well as any person attending meetings of the Supervisory Board, shall be held to a general obligation of confidentiality as concerns the proceedings of the
Supervisory Board and of its Committees, and with regard to the information of a confidential nature or presented as such by the Chairman of the Supervisory Board or the
Management Board and obtained during its meetings or otherwise.

In particular, if the Supervisory Board has received a piece of confidential information, which is specific and able to have an influence on the company's share price – or on the share price of one of the companies controlled by it in the sense of Article L 233-3 of the
French Commercial Code, on publication, the members of the Supervisory Board must refrain from passing on this information to any third party until it is made public.

2.    With regard to their own financial transactions, the members of the Supervisory Board undertake to comply with the Group's Code of Ethics, the text of which was forwarded to them and is appended to these rules.

Each member of the Supervisory Board reports on the operations s/he has performed on
AXA securities to the Autorité des marchés financiers ["AMF"] and the Company in accordance with legal and regulatory requirements in force.

Lastly, each member of the Supervisory Board shall be required to inform the Company of any situation concerning him which may create a conflict of interest with the Company or the companies of the AXA Group.

The Company may then ask each member of the Supervisory Board to supply all information, particularly those relating to securities of listed companies, enabling it to satisfy the reporting obligations to the share market and insurance authorities of some countries.

3.    Before taking up its duties, each member of the Supervisory Board shall ensure he or she is aware of the specific or general obligations applying to him/her. He or she shall also be aware of the legal and statutory rules of the Bylaws, as well as of the Rules of Procedure herein defined, and of any amendment to them the Supervisory Board may decide.

Article 11 - Powers of the Management Board

The Management Board shall, if it wishes, distribute the Company's management tasks among its members, with the authorisation of the Supervisory Board. As an internal measure, the
Chairman of the Management Board may delegate the power of making certain commitments in the name of the Company and of signing certain documents concerning it:

•   to the other members of the Management Board,

•   to the managers of the Group's operational units, to the operational deputies of the members of the Management Board and to the Deputy General Managers of the AXA
Group, who may act alone or jointly, depending on the decisions made,

•   to all employees of the AXA Group, who may act alone or jointly, depending on the decisions made.

Article 12 – Service

These Rules of Procedure will be served upon the Management Board. The Management
Board will acknowledge them via a special procedure.